Exhibit 10.9.6

FOURTH AMENDMENT TO THE
ACCELERATE DIAGNOSTICS, INC.
2012 OMNIBUS EQUITY INCENTIVE PLAN

Effective as of October 31, 2012, Accelerate Diagnostics, Inc., a Delaware corporation (the "Company"), established, and the shareholders approved, the Accelerate Diagnostics, Inc. 2012 Omnibus Equity Incentive Plan (the "Plan"). The Plan was subsequently amended by the First Amendment effective March 21, 2003, the Second Amendment effective February 26, 2014, and the Third Amendment effective March 7, 2017. By adoption of this instrument, the Company desires to amend the Plan to make certain changes to the Company deems appropriate.

1. Except as otherwise provided herein, this Fourth Amendment shall be effective as of September 14, 2018.

2. Section 13.1 of the Plan (Limits on Transfer) is hereby amended-and restated in its entirety to read as follows:

13.1 LIMITS ON TRANSFER

(a) General. Except as provided in Section 7.1(f), Section 8.1(f), Section 13.1(b) or Section 13.2, no right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to, or in favor of, any party other than the Company or any Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or any Subsidiary and except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution or, if applicable, until the expiration of any period during which any restrictions are applicable or any Performance Period as determined by the Committee.

(b) Transfers to Family Members. The Committee shall have the authority to adopt a policy that is applicable to existing Awards, new Awards, or both, which permits a Participant to transfer Awards during his or her lifetime to any Family Member. In the event an Award is transferred as permitted by such policy, such transferred Award may not be subsequently transferred by the transferee (other than another transfer meeting the conditions set forth in the policy) except by will or the laws of descent and distribution. A transferred Award shall continue to be governed by and subject to the terms and limitations of the Plan and relevant Award Agreement, and the transferee shall be entitled to the same rights as the Participant, as if the transfer had not taken place.

3. This Fourth Amendment shall only amend the provisions of the Plan referred to above, and those provisions not amended hereby shall be considered in full force and effect, unless the context indicates otherwise.

IN WITNESS WHEREOF, the Company has caused this Fourth Amendment to be executed as of this 14th day of September, 2018.

ACCELERATE DIAGNOSTICS, INC.
/s/ Steve Reichling
Steve Reichling Chief Financial Officer